Exhibit 99.1

HERSHEY ANNOUNCES THIRD-QUARTER RESULTS

•	Net sales increase 5.8%; excluding a 0.2 point negative impact from foreign currency exchange rates, organic net sales up 6.0%

•	Earnings per share-diluted of $1.00 as reported and $1.05 adjusted

•	Outlook for 2014 net sales and adjusted earnings per share-diluted updated:
- Full-year net sales are expected to increase around 4.75%, including the impact of foreign currency exchange rates and a contribution from acquisitions of about 0.75 points
- Adjusted earnings per share-diluted expected to increase around 8%

•	Net sales for 2015 expected to increase 7% to 9%, including the impact of foreign currency exchange rates and a contribution from acquisitions of around 2.5 points

•	Earnings per share-diluted growth for 2015 expected to be within the company's long-term target of 9% to 11%

HERSHEY, Pa., October 29, 2014 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the third quarter ended September 28, 2014. Consolidated net sales were $1,961,578,000 compared with $1,853,886,000 for the third quarter of 2013. Reported net income for the third quarter of 2014 was $223,741,000 or $1.00 per share-diluted, compared with $232,985,000 or $1.03 per share-diluted for the comparable period of 2013.
“We made good progress against our third-quarter objectives as net sales, retail takeaway and market share trends improved versus the first half of the year,” said John P. Bilbrey, President and Chief Executive Officer, The Hershey Company. “As expected, third-quarter U.S. marketplace performance was solid as we gained market share across all segments - chocolate, non-chocolate candy, gum and mint - and essentially throughout every quad. Halloween seasonal orders and net sales were slightly better than our estimates. While preliminary, Nielsen data indicates Halloween sell through is on track and that we will gain market share in this important season. By class-of-trade, our marketplace performance was solid in the convenience store, large mass and value channels. I was particularly pleased with our third quarter convenience store retail takeaway of 4.0 percent and market share gain of 0.2 points. However, retail store traffic and consumer trips continue to be irregular within the food channel. This has adversely impacted purchases of non-seasonal everyday candy products. Over the remainder of the year and into 2015 we are focused on driving non-seasonal and seasonal net sales growth, across all channels, with the optimal mix of innovation, advertising, merchandising and programming that we believe positions us to win across the confectionery and broader snacks categories.

“I’m pleased that we completed the initial closing and acquired an 80 percent stake in the iconic Shanghai Golden Monkey. This strategic acquisition advances our international growth agenda and builds on our commitment to the China market. We intend to leverage Shanghai Golden Monkey’s diverse product portfolio and strong sales force to build on the organic growth we’ve delivered in China over the past several years. With the acquisition of Shanghai Golden Monkey, China is expected to be Hershey’s second largest market by year-end 2015 with net sales of around $500 million on a constant currency basis.”
As described in the Note below, for the third quarter of 2014, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included net pre-tax charges of $13.8 million or $0.05 per share-diluted. These charges included $3.0 million, or $0.01 per share-diluted, related to the Project Next Century program, a gain of $7.7 million related to a foreign currency exchange contract associated with Shanghai Golden Monkey which more than offset acquisition costs of $5.6 million, and non-service-related pension income (NSRPI) of $0.4 million. Additionally, a non-cash trademark impairment charge of $13.3 million, or $0.04 per share-diluted, was recorded related to a non-chocolate brand. Reported gross margin of 43.8 percent declined 230 basis points versus last year. For the third quarter of 2013, results included net pre-tax charges for Project Next Century of $3.0 million or $0.01 per share-diluted, non-service-related pension expense (NSRPE) of $2.8 million and acquisition and integration costs of $0.1 million. Adjusted net income, which excludes these net charges, was $234,199,000 or $1.05 per share-diluted in the third quarter of 2014, compared with $236,618,000 or $1.04 per share-diluted in the third quarter of 2013, an increase of 1.0 percent in adjusted earnings per share-diluted.
For the first nine months of 2014, consolidated net sales were $5,411,741,000 compared with $5,189,826,000 for the first nine months of 2013. Reported net income for the first nine months of 2014 was $644,404,000 or $2.86 per share-diluted, compared with $634,395,000 or $2.79 per share-diluted for the first nine months of 2013. As described in the Note, for the first nine months of 2014 and 2013, these results, prepared in accordance with GAAP, included net pre-tax charges of $29.1 million and $23.1 million, or $0.09 and $0.07 per share-diluted, respectively. Charges associated with the Project Next Century program for the first nine months of 2014 and 2013 were $7.3 million and $13.6 million or $0.02 and $0.04 per share-diluted, respectively. Acquisition and integration costs for the first nine months of 2014 and 2013 were $9.9 million or $0.03 per share-diluted and $1.0 million, respectively. NSRPI for the first nine months of 2014 was $1.4 million, compared with NSRPE of $8.4 million or $0.03 per share-diluted for the first nine months of 2013. Additionally, the aforementioned impairment charge recorded in the current period was $13.3 million or $0.04 per share-diluted. As described in the Note, adjusted net income for the first nine months of 2014, which excludes these net charges, was $664,152,000 or $2.95 per share-diluted, compared with $648,693,000 or $2.86 per share-diluted in 2013, an increase of 3.1 percent in adjusted earnings per share-diluted.
In 2014, the company expects reported gross margin to decline 60 basis points versus last year and reported earnings per share-diluted of $3.88 to $3.92, including net pre-tax GAAP charges of approximately $38 million to $41 million, or $0.11 to $0.13 per share-diluted. This is greater than the previous estimate of $18 million to $23 million, or $0.05 to $0.07 per share-diluted, primarily due to the aforementioned non-cash impairment charge. This projection, prepared in accordance with GAAP, assumes net business realignment charges related to Project Next Century and other supply chain programs of $0.03 to $0.04 per share-diluted, NSRPI of $0.01 per share-diluted, and a non-cash impairment charge of $0.04 per share-diluted. Net acquisition and transaction costs, primarily associated with Shanghai Golden Monkey, are expected to be $0.05 to $0.06 per share-diluted.

Third-Quarter Performance
Third-quarter net sales increased 5.8 percent driven primarily by volume. North America net sales increased 4.2 percent driven by strong Halloween seasonal growth and new products. International net sales increased 18.4 percent, slightly less than estimates. Foreign currency exchange rates were a 0.2 point headwind.
Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 12 weeks ended October 4, 2014, in the expanded all outlet combined plus convenience store channels (xAOC+C-store), which accounts for approximately 90 percent of the company’s U.S. retail business, was up 3.3 percent, resulting in a market share gain of 0.5 points. For the year-to-date period ended October 4, 2014, Hershey’s U.S. market share was an industry-leading 31.2 percent, up 0.2 points. In addition, Hershey’s Spreads are not included in the CMG database as Nielsen captures this within grocery items.
Third-quarter adjusted gross margin declined 240 basis points. As previously discussed, input cost inflation, primarily dairy, has pressured gross margin all year. Dairy remained at elevated levels throughout the third quarter and negatively impacted profitability. Additionally, unfavorable sales mix and other supply chain costs more than offset productivity and cost savings initiatives. Selling and administrative expenses declined about 1 percent in the third quarter while advertising and related consumer marketing expense increased 1 percent versus the prior period.

Outlook
The fourth-quarter U.S. launches of Brookside Crunchy Clusters, Reese’s Crunchy Cup and Reese’s Spreads in a take home jar are on track. Holiday seasonal orders are solid, with non-seasonal candy tracking slightly below initial expectations. Additionally, due to the complex manufacturing process and greater than expected customer orders for Ice Breakers Cool Blasts Chews, the launch date is now scheduled to occur in early 2015. In the fourth quarter of 2014, incremental Ice Breakers gum and mints programming is in the marketplace to partially offset the net sales that were anticipated from Ice Breakers Cool Blasts Chews. The company’s chocolate business in China continues to be strong with organic revenue expected to be about $200 million in 2014. However, net sales growth in select international export markets is mixed due to macroeconomic challenges. Therefore, including the impact of foreign currency exchange rates, full-year international organic net sales are expected to be up low double digits on a percentage basis versus last year, less than the company’s previous estimate of about a 15 percent increase. As a result, the company estimates full-year 2014 net sales to increase around 4.75 percent, including the impact of foreign currency exchange rates and a contribution from acquisitions of about 0.75 points. Given year-to-date results, the impact of unfavorable product mix and volatility in the commodity markets, primarily dairy, the company expects adjusted gross margin to decline about 75 basis points versus 2013. Total selling, marketing and administrative expenses will be about in line with 2013 as the company leverages investments made in go-to-market capabilities established over the last few years. As a result, the company anticipates adjusted earnings per share-diluted growth for the full year to increase around 8 percent.

Bilbrey continued, “In 2015, we have many exciting new products that will bring variety, news and excitement to the category. In addition to the fourth-quarter carryover benefit of Brookside Crunchy Clusters, Reese’s Crunchy Cup and Reese’s Spreads take home jar, we’ll launch Kit Kat White Minis, Hershey’s Caramels, Ice Breakers Cool Blasts Chews, Reese’s Spreads Snacksters Graham Dippers, as well as some other yet to be announced new products. We will work with our retail customers over the remainder of this year and into 2015 to ensure that the implementation of the previously announced price increase is supported with the right mix of customer trade promotions and merchandising to reduce the impact of volume elasticity. Furthermore, these initiatives will be supported with greater levels of advertising and related consumer marketing that is expected to increase in 2015 at a rate greater than sales growth.”
The company estimates full-year 2015 net sales will increase about 7 percent to 9 percent, including the impact of foreign currency exchange rates and a contribution from acquisitions of around 2.5 points. As has been the case for many years, Hershey is a gross margin focused company. While early in the planning cycle, the company expects the previously announced pricing action, as well as productivity and cost savings, to result in gross margin expansion next year and to drive 2015 growth in adjusted earnings per share-diluted in the 9 to 11 percent range.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment and non-cash impairment charges, business acquisition closing and integration costs, NSRPE and NSRPI. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measure as presented in the Consolidated Statement of Income is provided below.

	Third Quarter Ended
	September 28, 2014		September 29, 2013
In thousands except per share amounts (unaudited)	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales
Gross Profit/Gross Margin	$860,137	43.8%	$855,551	46.1%
Project Next Century charges included in cost of sales	—		62
(NSRPI) NSRPE included in cost of sales	(671)		1,336
Acquisition costs included in cost of sales	—		52
Adjusted non-GAAP Gross Profit/Gross Margin	$859,466	43.8%	$857,001	46.2%

EBIT/EBIT Margin	$366,196	18.7%	$370,636	20.0%
(Benefit) Charges included in cost of sales	(671)		1,450
Project Next Century charges included in SM&A	—		1
NSRPE included in SM&A	208		1,477
Net acquisition (benefits)/costs included in SM&A	(1,741)		15
Business realignment and impairment charges, net	16,372		2,929
Adjusted non-GAAP EBIT/EBIT Margin	$380,364	19.4%	$376,508	20.3%

Net Income/Net Margin	$223,741	11.4%	$232,985	12.6%
(Benefit) Charges included in cost of sales	(671)		1,450
(Benefit) Charges included in SM&A	(1,533)		1,493
Business realignment and impairment charges, net	16,372		2,929
Benefit included in interest expense	(390)		—
Tax impact of charges	(3,320)		(2,239)
Adjusted non-GAAP Net Income/Net Margin	$234,199	11.9%	$236,618	12.8%

EPS - Diluted	$1.00		$1.03
Business realignment and impairment charges, net	0.05		0.01
Adjusted non-GAAP EPS - Diluted	$1.05		$1.04

	Nine Months Ended
	September 28, 2014		September 29, 2013
In thousands except per share amounts (unaudited)	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales
Gross Profit/Gross Margin	$2,449,101	45.3%	$2,423,462	46.7%
Project Next Century charges included in cost of sales	93		209
(NSRPI) NSRPE included in cost of sales	(2,013)		4,016
Acquisition costs included in cost of sales	—		310
Adjusted non-GAAP Gross Profit/Gross Margin	$2,447,181	45.2%	$2,427,997	46.8%

EBIT/EBIT Margin	$1,047,266	19.4%	$1,031,370	19.9%
(Benefit) Charges included in cost of sales	(1,920)		4,535
Project Next Century charges included in SM&A	—		18
NSRPE included in SM&A	630		4,432
Acquisition costs included in SM&A	10,999		720
Business realignment and impairment charges, net	20,544		13,367
Adjusted non-GAAP EBIT/EBIT Margin	$1,077,519	19.9%	$1,054,442	20.3%

Net Income/Net Margin	$644,404	11.9%	$634,395	12.2%
(Benefit) Charges included in cost of sales	(1,920)		4,535
Charges included in SM&A	11,629		5,170
Business realignment and impairment charges, net	20,544		13,367
Benefit included in interest expense	(1,109)		—
Tax impact of charges	(9,396)		(8,774)
Adjusted non-GAAP Net Income/Net Margin	$664,152	12.3%	$648,693	12.5%

EPS - Diluted	$2.86		$2.79
Charges included in cost of sales	—		0.01
Charges included in SM&A	0.03		0.02
Business realignment and impairment charges, net	0.06		0.04
Adjusted non-GAAP EPS - Diluted	$2.95		$2.86

In 2013, the company recorded total GAAP charges of $19.0 million, or $0.05 per share-diluted, attributable to Project Next Century and $10.9 million, or $0.03 per share-diluted, of NSRPE. Acquisition and integration costs, primarily related to Shanghai Golden Monkey, were $4.1 million, or $0.03 per share-diluted.
In 2014, the company expects to record net pre-tax GAAP charges of approximately $38 million to $41 million, or $0.11 to $0.13 per share-diluted. This projection assumes net business realignment charges related to Project Next Century and other supply chain programs of $0.03 to $0.04 per share-diluted, NSRPI of $0.01 per share-diluted and a non-cash impairment charge of $0.04 per share-diluted. Net acquisition and transaction costs, primarily associated with Shanghai Golden Monkey, are expected to be $0.05 to $0.06 per share-diluted.

Below is a reconciliation of earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2013	2014 (Projected)	2015 (Projected)
Reported EPS - Diluted	$3.61	$3.88 ‑ $3.92	$4.27 ‑ $4.40
Acquisition, Integration and Transaction Charges	0.03	0.05 ‑ 0.06	0.03 ‑ 0.04
Business Realignment Charges	0.05	0.03 ‑ 0.04	0.02 ‑ 0.03
Impairment Charge	‑‑	0.04	‑‑
NSRPE	0.03	‑‑	0.02 ‑ 0.03
NSRPI	‑‑	(0.01)	‑‑
Adjusted EPS - Diluted	$3.72	$4.01 ‑ $4.03	$4.37 ‑ $4.47

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to civil antitrust lawsuits and the possible investigation by government regulators of alleged pricing practices by members of the confectionery industry in the United States; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2013. All information in this press release is as of

October 29, 2014. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.
Live Webcast
As previously announced, the company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be webcast live via Hershey’s corporate website, www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.

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Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Jeff Beckman	717-534-8090

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended September 28, 2014 and September 29, 2013
(unaudited) (in thousands except per share amounts)

			Third Quarter		Nine Months
			2014	2013	2014	2013

Net Sales			$1,961,578	$1,853,886	$5,411,741	$5,189,826

Costs and Expenses:
Cost of Sales			1,101,441	998,335	2,962,640	2,766,364
Selling, Marketing and Administrative			477,569	481,986	1,381,291	1,378,725
Business Realignment Charges, net			16,372	2,929	20,544	13,367

Total Costs and Expenses			1,595,382	1,483,250	4,364,475	4,158,456

Income Before Interest and Income Taxes (EBIT)			366,196	370,636	1,047,266	1,031,370
Interest Expense, net			20,773	21,759	62,792	66,486

Income Before Income Taxes			345,423	348,877	984,474	964,884
Provision for Income Taxes			121,682	115,892	340,070	330,489

Net Income			$223,741	$232,985	$644,404	$634,395

Net Income Per Share	- Basic	- Common	$1.03	$1.07	$2.97	$2.91
	- Basic	- Class B	$0.94	$0.96	$2.68	$2.63
	- Diluted	- Common	$1.00	$1.03	$2.86	$2.79

Shares Outstanding	- Basic	- Common	161,254	163,364	162,330	163,483
	- Basic	- Class B	60,620	60,629	60,620	60,629
	- Diluted	- Common	223,877	226,887	225,293	227,149

Key Margins:
Gross Margin			43.8%	46.1%	45.3%	46.7%
EBIT Margin			18.7%	20.0%	19.4%	19.9%
Net Margin			11.4%	12.6%	11.9%	12.2%

The Hershey Company
Consolidated Balance Sheets
as of September 28, 2014 and December 31, 2013
(unaudited) (in thousands of dollars)

Assets	2014	2013
Cash and Cash Equivalents	$477,088	$1,118,508
Short-Term Investments	98,309	—
Accounts Receivable - Trade (Net)	786,366	477,912
Inventories	900,743	659,541
Deferred Income Taxes	56,871	52,511
Prepaid Expenses and Other	213,195	178,862

Total Current Assets	2,532,572	2,487,334

Net Plant and Property	2,078,713	1,805,345
Goodwill	778,374	576,561
Other Intangibles	331,647	195,244
Other Assets	195,247	293,004

Total Assets	$5,916,553	$5,357,488

Liabilities and Stockholders' Equity

Short-Term Borrowings	$900,076	$166,875
Accounts Payable	522,787	461,514
Accrued Liabilities	737,788	699,722
Accrued Income Taxes	31,568	79,911

Total Current Liabilities	2,192,219	1,408,022

Long-Term Debt	1,559,770	1,795,142
Other Long-Term Liabilities	410,857	434,068
Deferred Income Taxes	145,847	104,204

Total Liabilities	4,308,693	3,741,436

Total Stockholders' Equity	1,607,860	1,616,052

Total Liabilities and Stockholders' Equity	$5,916,553	$5,357,488